SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2004

NEON Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25457	76-0345839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14100 Southwest Freeway, Suite 500, Sugar Land, Texas		77478
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 491-4200

(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

On July 15, 2004, NEON announced in a press release attached hereto as Exhibit 99.1 that it had closed its acquisition of InnerAccess Technologies, Inc., a company incorporated under the laws of the province of Quebec, Canada.  InnerAccess is a company which develops, markets and licenses web services technology and provides services related to the integration of mainframe data sources with modern distributed computing systems.  In connection with the acquisition, NEON and InnerAccess entered into a Combination Agreement dated May 28, 2004 in the form attached hereto as Exhibit 2.1 which provided for the amalgamation of InnerAccess, three single purpose entities holding the majority of the shares of InnerAccess (the “Principal Shareholders”), and NEON’s wholly-owned subsidiary, NEON Systems Canada, Inc (the “Amalgamated Entity”).  In connection with the amalgamation, the shareholders of InnerAccess and the Principal Shareholders (together, the “InnerAccess Shareholders”) exchanged their shares of the capital stock of InnerAccess for (i) class A redeemable shares of the Amalgamated Entity which entitled such InnerAccess Shareholders to receive $0.174 per share redeemed by the Amalgamated Entity and (ii) class B redeemable shares of the Amalgamated Entity which entitled such InnerAccess Shareholder to receive 0.02952 of a share of NEON common stock per share redeemed by the Amalgamated Entity.  Upon the full redemption of the redeemable preferred shares, NEON will have paid the InnerAccess Shareholders a total of $2.4 million dollars in cash purchase price and issued 407,123 shares of NEON common stock in consideration for the acquisition of InnerAccess by NEON.

In addition, NEON has assumed certain special warrants of InnerAccess which (on a converted basis) represent the right to acquire an additional 19,894 shares of NEON common stock at a cash exercise price equal to $9.50 per share.  In connection with the issuance of the shares of NEON common stock, NEON has also agreed to enter into a registration rights agreement with each former InnerAccess Shareholder in the form attached hereto as Exhibit 4.1.  Such Registration Rights Agreement grants to each such former InnerAccess Shareholder a right to piggyback on any public offering of NEON shares of common stock during the one year period following the closing of the acquisition of InnerAccess by NEON.

The Amalgamated Entity now has offices in Quebec City, Quebec, Canada and in Toronto, Ontario, Canada.   The Quebec City office has nine employees (primarily development personnel) and the Toronto office has six employees (primarily sales, marketing and administrative personnel). In connection with the acquisition, the President and CEO of InnerAccess, Jean-Daniel Bégin, became NEON’s Vice President of Product Management and became an executive officer of NEON.  In addition, Mr. Bégin, Rene Cauchon and Guy Fortin entered into Employment Agreements with the Amalgamated Entity granting severance benefits of six-months salary in the event they are terminated without cause by NEON.

NEON’s management believes that the acquisition of InnerAccess by NEON will be accretive to the earnings of NEON during the first fiscal year following such acquisition.

Item 7.  Financial Statements and Exhibits.

(c)	Exhibits.

2.1

Combination Agreement dated May 28, 2004 between NEON Systems, Inc., InnerAccess Technologies, Inc., NEON Systems Canada, Inc., Gestions René Cauchon Inc., 9141-9531 Quebec Inc., 9095-7747 Quebec Inc, René Cauchon, Robert Dinan, Jean-Daniel Bégin, and Guy Fortin

4.1	Registration Rights Agreement dated July 14, 2004 between NEON Systems, Inc. and the former shareholders of InnerAccess Technologies, Inc.

99.1	Press Release dated July 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2004	NEON SYSTEMS, INC.

/s/ Brian D. Helman
Brian D. Helman,
Chief Financial Officer